EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 31, 2011, relating to (1) the consolidated financial statements of Brigus Gold Corp. (the “Company”) (which report expressed an unqualified opinion on the financial statements and included an emphasis of matter paragraph referring to existence of conditions and events that may cast significant doubt about the Company’s ability to continue as a going concern) and (2) the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 40-F for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Halifax, Canada
June 10, 2011